Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing amendment on Form S-1/A Registration Statement of our report dated April 7, 2025, relating to our audit the financial statements of Caring Brands, Inc. (a Florida Corporation “Predecessor”) as of December 31, 2023 and the period from January 1, 2024 to September 24, 2024 and the consolidated financial statements of Caring Brand, Inc. (a Nevada Corporation “Successor”) as of December 31, 2024 and for the period from April 24, 2024 (Inception) to December 31, 2024, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
The Woodlands, Texas
September 8, 2025